Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172208 on Form S-8 of our report dated March 16, 2011, relating to the consolidated financial statements of BG Medicine, Inc., appearing in this Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 16, 2011